Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	April 27, 2026
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS FIRST QUARTER 2026 RESULTS

PORTERVILLE, CALIF. – (BUSINESS WIRE) – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter ended March 31, 2026. Sierra Bancorp reported consolidated net income of $12.5 million, or $0.96 per diluted share, for the first quarter of 2026 compared to $9.1 million, or $0.65 per diluted share, in the first quarter of 2025.

Highlights for the First Quarter of 2026 (unless otherwise stated):

●	Strong Quarterly Earnings Metrics
o	Diluted earnings per share increased $0.31, or 47%, from the same quarter in 2025.
o	Return on average assets improved to 1.39% compared to 1.02% for the same quarter in 2025.
o	Return on average equity rose to 13.88% compared to 10.44% for the same quarter in 2025.

●	Focus on Profitability
o	Net interest margin increased to 3.75% as compared to 3.74% in the first quarter of 2025.
o	Annualized noninterest income to average assets improved to 0.88% as compared to 0.75% in the first quarter of 2025.
o	Efficiency ratio (1) improved to 56.45% as compared to 60.62% in the same quarter in 2025 with overall expenses declining 2.6% as compared to the same period in 2025.
●	Growth to our Strong Low-Cost Deposit Base
o	Total deposits increased $75.9 million, or 3%, as compared to March 31, 2025.
o	Excluding brokered deposits, deposits increased $49.1 million, or 2%, from the prior linked quarter.
o	Noninterest-bearing deposits of $1.03 billion at March 31, 2026, represent 35% of total deposits.
o	Cost of funds declined to 1.33% in the first quarter of 2026 as compared to 1.46% in the same quarter in 2025.
o	Uninsured deposits are approximately 24% of total deposit balances.

●	Stable Capital and Liquidity
o	Increased Tangible Book Value (1) per share by 1% to $25.69 per share during the quarter.
o	The Community Bank Leverage Ratio increased to 12.05% for our subsidiary bank as compared to 11.94% as of December 31, 2025.
o	Repurchased 263,632 shares during the quarter, or 2% of shares outstanding at December 31, 2025.
o	Declared dividend of $0.26 per share, payable on May 11, 2026.
o	Wholesale funding, including brokered deposits, is used primarily to fund the mortgage warehouse business line which provides a strong match of duration.
o	Overall primary and secondary liquidity sources of $2.1 billion at March 31, 2026.
o	Primary liquidity ratio increased to 19.8% at March 31, 2026, from 19.1% at December 31, 2025.

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(1)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures."

Sierra Bancorp Financial Results

April 27, 2026

“Discipline is the bridge between goals and accomplishment.” – Jim Rohn

“I am extremely proud to report a strong start to 2026!” stated Kevin McPhaill, CEO and President. “Profitability remains our top strategic priority as shown by our consistently high ROAA of 1.39%. Furthermore, this was our fifth consecutive quarter of improvement to our efficiency ratio, which is directly attributable to ongoing expense management discipline. We have redoubled our community banking efforts within our branch network, resulting in an increase of 2% in core customer deposits during the first quarter. We are extremely proud of these continued strong results, and I believe the remainder of 2026 will further demonstrate our discipline, drive, and commitment to excellence!” concluded Mr. McPhaill.

Quarterly Changes (comparisons to the first quarter of 2025)

●	Net income for the first quarter of 2026 increased $3.4 million, or 38%, to $12.5 million. There were favorable changes in every major income statement category, excluding income tax, including a decrease in provision for credit losses of $2.0 million, or 99%, an increase in net interest income of $0.5 million, or 2%, an increase in noninterest income of $1.3 million, or 20%, and a $0.6 million, or 3%, reduction in noninterest expense.
●	Pre-tax pre-provision income(1) was $16.8 million, an increase of $2.4 million, or 17%.

Linked Quarter Changes (comparisons to the three months ended December 31, 2025)

●	Net income decreased by $0.4 million, or 3%, due mostly to a decrease of $1.3 million in net interest income and an increase of $0.9 million in the credit loss expense. These unfavorable changes were partially offset by an increase in noninterest income of $0.6 million, or 9%, and a reduction in noninterest expense of $1.2 million, or 5%.
●	The $0.9 million increase in the provision for credit losses was due primarily to a $1.5 million favorable release of individual reserves in the fourth quarter of 2025 from two separate relationships.
●	Noninterest income increased by $0.6 million, due to a special dividend received from the FHLB of $0.4 million and an increase in the annual valuation of bank stocks of $0.6 million. These were partially offset by a decrease in separate account life insurance income of $0.5 million, which is designed to offset deferred compensation.
●	Noninterest expenses declined $1.2 million, mostly due to a $0.7 million favorable variance in deferred compensation expenses, which is mostly offset by changes to separate account life insurance income.
●	Pre-tax pre-provision income(1) increased $0.5 million, or 3%.

Balance Sheet Quarterly Changes (comparisons to December 31, 2025)

●	Total assets decreased slightly by 2%, or $74.8 million, to $3.8 billion, during the first three months of 2026, due mostly to a decline in loans.
●	Gross loans decreased $80.1 million, due to a $39.9 million seasonal decrease in mortgage warehouse line utilization coupled with declines in line utilization and new credit extended.
●	Deposits increased by $49.4 million, or 2%. The increase in deposits came from a $56.8 million increase in core customer deposits, partially offset by a $7.7 million decline in customer time deposits.

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(1)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures."

Sierra Bancorp Financial Results

April 27, 2026

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	As of or for the
	three months ended
	3/31/2026	12/31/2025	3/31/2025
Net income	$12,520	$12,894	$9,101
Diluted earnings per share	$0.96	$0.97	$0.65
Return on average assets	1.39%	1.39%	1.02%
Return on average equity	13.88%	14.09%	10.44%

Net interest margin (tax-equivalent) (1)	3.75%	3.79%	3.74%
Yield on average loans	5.26%	5.34%	5.26%
Yield on investments	4.44%	4.52%	4.81%
Cost of average total deposits (3)	1.17%	1.14%	1.33%
Cost of funds (3)	1.33%	1.38%	1.46%
Efficiency ratio (tax-equivalent) (1) (2)	56.45%	57.69%	60.62%

Total assets	$3,754,462	$3,829,279	$3,606,183
Gross loans, amortized cost	$2,466,794	$2,546,845	$2,306,663
Noninterest demand deposits	$1,028,678	$995,623	$1,037,990
Total deposits	$2,925,806	$2,876,436	$2,849,884
Noninterest-bearing deposits over total deposits	35.2%	34.6%	36.4%

Shareholders' equity / total assets	9.69%	9.53%	9.75%
Tangible common equity ratio (2)	9.02%	8.88%	9.05%
Book value per share	$27.78	$27.49	$25.45
Tangible book value per share (2)	$25.69	$25.42	$23.44
Community bank leverage ratio (subsidiary bank)	12.05%	11.94%	12.11%
Tangible common equity ratio (subsidiary bank) (2)	11.07%	10.92%	11.32%

(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".
(3)	Includes noninterest bearing deposits.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $30.6 million for the first quarter of 2026, a decrease of $1.3 million, or 4%, compared to the fourth quarter of 2025, and an increase of $0.5 million, or 2%, compared to the first quarter of 2025.

The linked‑quarter decrease was driven primarily by lower interest income, partially offset by reduced interest expense. Interest income declined by $2.1 million compared to the linked quarter, due mostly to a $1.9 million decrease in loan interest income, driven in part by two fewer days in the current quarter compared to the prior linked quarter, a $0.8 million decline in mortgage warehouse interest due to seasonality, as well as lower commercial loan utilization, and a decline in average balances of real estate loans. The decline in loan interest was partially offset by a favorable decline in interest expense of $0.7 million in the linked quarter comparison, due to lower rates.

Compared to the first quarter of 2025, interest income decreased modestly due to lower yields on investments and changes in balance sheet mix, while interest expense declined primarily due to lower rates on interest‑bearing liabilities, reflecting repricing and improved funding mix, despite a modest increase in average interest‑bearing liability balances.

Sierra Bancorp Financial Results

April 27, 2026

Net interest margin was 3.75% for the first quarter of 2026, compared to 3.79% for the linked quarter and 3.74% for the first quarter of 2025.

Compared to the fourth quarter of 2025, the net interest margin declined four basis points, reflecting lower yields on interest‑earning assets, partially offset by continued improvement in funding costs. The yield on average interest‑earning assets declined to 5.04% from 5.12%, driven primarily by lower yields on mortgage warehouse and investments.

The cost of interest‑bearing liabilities declined to 1.94%, from 2.03% in the prior quarter, reflecting lower average balances of borrowed funds and proactive management of deposit pricing. Average interest‑earning assets declined $34.7 million from the prior linked quarter, while average interest‑bearing liabilities declined $2.1 million, contributing to the modest compression in margin.

Compared to the first quarter of 2025, the net interest margin increased by one basis point, reflecting the benefit of lower funding costs, partially offset by modest pressure on asset yields. The cost of average total deposits declined to 1.17%, from 1.33% in the first quarter of 2025, while the cost of interest‑bearing liabilities declined to 1.94%, from 2.15%, reflecting an improved funding mix, lower average balances of higher‑cost deposits and borrowings, and reduced overall funding costs resulting from the rate cuts in the second half of 2025.

These favorable funding cost trends were partially offset by lower yields on investment securities, as assets repriced in a lower rate environment, resulting in overall margin stability year over year.

Overall, the Company continues to benefit from improving funding costs, which have largely offset pressure on asset yields, resulting in a stable net interest margin compared to the prior year and only modest compression as compared to the linked quarter. Management expects net interest margin performance to remain influenced by balance sheet mix, investment security reinvestment rates, and the timing of deposit repricing.

Credit Loss Expense

The Company recorded a provision for credit losses on loans of $0.1 million for the first quarter of 2026, compared to a reserve release of $0.8 million in the fourth quarter of 2025 and a provision of $2.0 million in the first quarter of 2025. The $0.8 million release in allowance for credit losses during the fourth quarter of 2025 was due mostly to the $1.5 million release of specific reserve on loans individually evaluated, partially offset by higher reserve on loans collectively evaluated. The provision recorded during the first quarter of 2026 reflects normal portfolio activity and estimated credit losses, partially offset by net loan charge-offs.

Credit loss expense on unfunded loan commitments was a benefit of $0.05 million in the first quarter of 2026, compared to a benefit of $0.08 million in the linked quarter and expense of $0.1 million in the first quarter of 2025, reflecting changes in the level and composition of unfunded commitments. The reason for the decrease in the first quarter of 2026 is due to a decrease in the balance of unfunded commitments in most loan categories and a decline in combined funding and loss rates.

The unrealized loss position on the Company’s investment portfolio was attributable to changes in interest rates and volatility in the financial markets and not reflective of expected credit loss.

Noninterest Income

Noninterest income increased $0.6 million, or 9%, to $8.0 million in the first quarter of 2026, compared to the fourth quarter of 2025. Noninterest income increased $1.3 million, or 20%, compared to the first quarter of 2025.

The $1.3 million increase in noninterest income in the first quarter of 2026, as compared to the same quarter in 2025, was due to higher service charge and fee income, an increase in cash surrender value of life insurance due to purchases of additional life insurance in the second quarter of 2025, and other increases related to higher FHLB dividend income and an increase in the fair value of bank stocks. The $0.6 million increase in noninterest income as compared to the fourth

Sierra Bancorp Financial Results

April 27, 2026

quarter of 2025 was driven primarily by a $1.0 million increase in the other noninterest income category, including a $0.4 million special dividend from the FHLB and an increase in value of bank stocks of $0.6 million. These favorable variances were partially offset by a decrease in separate account life insurance income of $0.5 million which is designed to offset deferred compensation, and lower service charges and fees on deposit accounts, which declined $0.3 million, reflecting seasonal trends in business analysis fees and other deposit‑related charges. Although overall service charges and fees on deposit account income declined on a linked-quarter basis, there was a positive increase in the second half of the quarter related to interchange income on debit cards.

The Company maintains a non‑qualified deferred compensation plan for officers and directors, under which participants may defer a portion of their earnings and select from various hypothetical investment alternatives to determine their individual returns. The Company economically offsets this liability with separate account life insurance policies that are invested in similar underlying fund types within the life insurance policy. Because the deferred compensation liability and the separate account life insurance asset are not contractually linked, differences in balances, fund performance, and insurance costs can result in temporary timing mismatches between changes in separate account life insurance income and the related deferred compensation expense.

During the first quarter of 2026, declines in market values of investments inside the life insurance policy to offset employee and director deferred compensation plan elections resulted in a $0.4 million net loss related to separate account life insurance, while the related deferred compensation liability experienced a $0.6 million benefit as the funds that the plan participants elected declined in value. These offsetting movements reflect market‑driven changes in the underlying investment alternatives and do not represent credit‑ or performance‑related deterioration.

The majority of the deferred compensation expense/(benefit) is reported within professional fees, under deferred directors’ fees, as it primarily relates to the deferral of directors’ compensation. Specifically, $0.6 million of deferred compensation benefit was recorded as deferred directors’ fees during the first quarter of 2026. The related tax shortfall associated with the loss connected with separate account life insurance and taxable deferred compensation expense/(benefit) totaled $0.3 million for the quarter.

Noninterest Expense

Total noninterest expense decreased $1.2 million, or 5%, to $21.8 million in the first quarter of 2026, compared to the fourth quarter of 2025, and decreased $0.6 million, or 3%, compared to the first quarter of 2025. The primary driver of lower noninterest expense in both comparisons was lower deferred compensation expense, reflecting market‑driven changes in the related deferred compensation liability. Excluding the change in deferred compensation, total noninterest expense declined $1.0 million in the first quarter of 2026 as compared to the fourth quarter of 2025.

The decrease in deferred compensation expense was mostly offset by lower separate account life insurance income, as declines in market values during the quarter resulted in a loss related to separate account life insurance policies, consistent with the discussion above. These offsetting movements reflect normal market‑related volatility between the separate account life insurance asset and the deferred compensation liability.

Salaries and benefits were relatively stable compared to both the linked quarter and the same period last year, with modest period‑to‑period changes primarily related to normal compensation timing and benefit costs. Occupancy expense declined modestly compared to the linked quarter and remained relatively consistent year over year, reflecting disciplined expense management.

Other noninterest expense declined compared to both the linked quarter and the prior year, driven primarily by lower deferred directors’ compensation expense/(benefit) and continued cost control across operating expense categories.

The Company's effective tax rate was 25.2% in the first quarter of 2026 relative to 24.8% in the fourth quarter of 2025, and 25.8% for the first quarter of 2025. The variances in the effective tax rates are due to fluctuations in tax credits and related amortization, benefits related to employee stock compensation, and tax-exempt income as a percentage of total taxable income.

Sierra Bancorp Financial Results

April 27, 2026

Balance Sheet Summary

The $74.8 million decrease in total assets during the first quarter of 2026 was a result of a $13.2 million decrease in investment securities and an $80.1 million decrease in gross loans, partially offset by a $20.8 million increase in cash and due from balances.

Investment securities decreased $13.2 million, or 1%, to $903.0 million primarily due to paydowns in the portfolio, which were partially used to pay down other interest-bearing liabilities.

Gross loan balances decreased $80.1 million, or 3%, during the first quarter of 2026, reflecting lower mortgage warehouse line utilization, portfolio runoff, changes in commercial line utilization, and lower volumes of new credit extended. Mortgage warehouse balances declined $39.9 million, driven by seasonal activity and early‑quarter paydowns. Excluding mortgage warehouse activity, loan balances declined modestly across several portfolios, including decreases of $9.1 million in commercial real estate loans, $19.9 million in other commercial loans, $9.7 million in residential real estate loans, $2.1 million in farmland loans, and $0.2 million in consumer loans. Other construction loans increased $0.8 million during the quarter.

As indicated in the loan rollforward below, new credit extended for the first quarter of 2026 decreased $19.0 million over the linked quarter comparison and $58.6 million over the same period in 2025. For the first three months ended 2026, we had $25.3 million in loan paydowns and maturities, along with a $22.6 million decrease in line of credit utilization, and a $39.9 million decrease in mortgage warehouse utilization. The reduction in new credit extended is primarily due to a strategic shift in our target customer base with a change to increase granularity within the portfolio by focusing more on serving our local communities, as well as expanded commercial real estate lending. It is taking time to refresh the pipeline, but such pipeline had returned to prior quarter levels by the end of March 2026.

LOAN ROLLFORWARD
(Dollars in Thousands, Unaudited)
	For the three months ended:
	3/31/2026	12/31/2025	3/31/2025
Gross loans beginning balance	$2,546,880	$2,491,779	$2,331,341
New credit extended	7,811	26,794	66,370
Changes in line of credit utilization (1)	(22,592)	6,230	(12,129)
Change in mortgage warehouse	(39,880)	65,651	(46,139)
Pay-downs, maturities, charge-offs and amortization	(25,328)	(43,574)	(32,681)
Gross loans ending balance	2,466,891	2,546,880	2,306,762
Deferred costs and (fees), net	(97)	(35)	(99)
Gross loans, amortized cost	$2,466,794	$2,546,845	$2,306,663

(1)	Change does not include new balances on lines of credit extended during the respective periods as such balances are included as part of “New credit extended” line above.

Sierra Bancorp Financial Results

April 27, 2026

A summary of the Company’s unfunded commitments and utilization is presented below (dollars in thousands, unaudited):

	March 31, 2026		December 31, 2025		March 31, 2025
	Line Available (2)	Utilization %	Line Available (2)	Utilization %	Line Available (2)	Utilization %
Real estate:
Residential real estate	$14,393	44.37%	$15,726	44.50%	$19,311	42.17%
Commercial real estate	20,132	88.38%	23,203	86.93%	33,129	82.79%
Other construction/land	1,740	86.22%	2,634	79.10%	7,161	27.67%
Farmland	2,544	82.45%	3,126	80.20%	5,639	63.73%
Total real estate	38,809	82.85%	44,689	80.92%	65,240	74.05%
Other commercial	193,442	45.07%	187,084	48.81%	197,259	44.36%
Consumer	4,538	23.11%	4,580	24.29%	4,879	23.33%
Subtotal (1)	236,789	59.48%	236,353	61.00%	267,378	56.33%
Mortgage warehouse lines	319,546	59.96%	247,667	67.67%	414,769	40.58%
Overdrafts - Commercial and Consumer	68,188	1.43%	69,112	1.40%	72,238	1.08%
Total	$624,523	56.98%	$553,132	61.64%	$754,385	45.49%

Unused commitment as a percent of gross loans, amortized cost	25.32%		21.72%		32.70%
Unused mortgage warehouse commitments as percent of gross loans, amortized cost	12.95%		9.72%		17.98%

(1)	Excludes mortgage warehouse lines and overdraft lines.
(2)	Represents unfunded loan commitments available to customers.

Deposit balances increased $49.4 million, or 2%, during the first quarter of 2026, to $2.9 billion at March 31, 2026. Core non‑maturity deposits increased $56.8 million for the first three months of 2026, reflecting continued growth in customer transaction accounts, while higher-cost customer time deposits declined $7.7 million during the quarter. Noninterest‑bearing deposits totaled $1.03 billion at March 31, 2026, representing 35.2% of total deposits, compared to 34.6% at December 31, 2025, and 36.4% at March 31, 2025. Other interest‑bearing liabilities totaled $185.0 million at March 31, 2026, compared to $302.7 million at December 31, 2025, reflecting a reduction in short‑term borrowings during the quarter. These balances consisted of overnight borrowings of $130.0 million and $55.0 million of term Federal Home Loan Bank advances.

Overall uninsured deposits are estimated to be $710.0 million, or 24% of total deposit balances, excluding public agency deposits that are subject to collateralization through a letter of credit issued by the FHLB. In addition, uninsured deposits of the Bank’s customers are eligible for FDIC pass-through insurance if the customer opens an IntraFi Insured Cash Sweep account or a reciprocal time deposit through the Certificate of Deposit Account Registry System (CDARS). IntraFi allows for up to $285 million of combined pass-through FDIC insurance which would more than cover each of the Bank’s deposit customers if such customer desired to have such pass-through insurance. The Bank maintains a diversified deposit base with no significant customer concentrations and does not bank any cryptocurrency companies. At March 31, 2026, the Company had approximately 116,000 accounts and the 25 largest deposit balance customers had balances of approximately 10% of overall deposits. During the first quarter of 2026, except for seasonal fluctuations in the normal course of business, there have been no material changes in the composition of our 25 largest deposit balance customers.

Sierra Bancorp Financial Results

April 27, 2026

The Company continues to have substantial liquidity. At March 31, 2026, and December 31, 2025, the Company had the following sources of primary and secondary liquidity (dollars in thousands, unaudited):

Primary and secondary liquidity sources	3/31/2026	12/31/2025
Cash and cash equivalents	$156,372	$135,628
Unpledged investment securities	539,347	551,406
Excess pledged securities	191,145	192,275
FHLB borrowing availability	657,040	629,481
Unsecured lines of credit	331,785	250,785
Secured lines of credit	25,000	25,000
Funds available through fed discount window	244,039	254,908
Totals	$2,144,728	$2,039,483

Total equity of $363.7 million at March 31, 2026, reflects a decrease of $1.1 million compared to December 31, 2025. The decrease in equity during the first quarter of 2026 was due to $9.5 million in share repurchases, a $3.4 million dividend paid to shareholders, and a $1.8 million unfavorable swing in other comprehensive income/loss due principally to the increase in treasury rates in March and the corresponding decline in our investment securities’ fair value. These changes were partially offset by $12.5 million in net income recorded during the quarter. The remaining difference was related to activity from stock options and restricted stock during the year.

Asset Quality

Total nonperforming assets, decreased by $4.4 million, or 30%, to $10.4 million, during the first quarter of 2026. The decrease in non-accrual loans was from the successful paydown of the Company’s largest nonaccrual loan. The Company's ratio of nonperforming assets to loans plus foreclosed assets decreased to 0.42% at March 31, 2026, from 0.58% at December 31, 2025.

The Company's allowance for credit losses on loans was $21.3 million at March 31, 2026, as compared to $21.5 million at December 31, 2025, and $27.1 million at March 31, 2025. The decrease was primarily attributable to a decrease in the quantitative reserves due to reduced loan balances, partially offset by a $0.5 million increase in the allowance for loans individually evaluated, specifically related to a single agricultural production loan relationship that moved to nonaccrual during the first quarter of 2026. The allowance was 0.86% of total loans at March 31, 2026, 0.84% of total loans at December 31, 2025, and 1.17% of total loans at March 31, 2025.

Sierra Bancorp Financial Results

April 27, 2026

The following tables highlight the coverage ratios by loan category at March 31, 2026, December 31, 2025, and March 31, 2025:

Allowance for Credit Losses on Loans by Category
(Dollars in Thousands, Unaudited)
	As of March 31, 2026
	Balance	Total Allowance	Percent of Portfolio	Coverage Ratio (1)
Real estate:
Commercial real estate	$1,381,770	$15,977	56.01%	1.16%
Other construction/land	15,242	299	0.62%	1.96%
Farmland	66,218	542	2.68%	0.82%
Total real estate (2)	1,463,230	16,818	59.32%	1.15%
Other Commercial	172,653	2,351	7.00%	1.36%
Consumer loans (including overdrafts)	2,597	109	0.11%	4.20%
Subtotal (2) (3)	1,638,480	19,278	66.42%	1.18%
Residential real estate	349,860	1,368	14.18%	0.39%
Mortgage warehouse lines	478,454	604	19.40%	0.13%
Gross loans, amortized cost	$2,466,794	$21,250	100.00%	0.86%

	As of December 31, 2025
	Balance	Total Allowance	Percent of Portfolio	Coverage Ratio (1)
Real estate:
Commercial real estate	$1,390,890	$16,354	54.61%	1.18%
Other construction/land	14,414	296	0.57%	2.05%
Farmland	68,307	496	2.68%	0.73%
Total real estate (2)	1,473,611	17,146	57.86%	1.16%
Other Commercial	192,577	2,146	7.56%	1.11%
Consumer loans (including overdrafts)	2,810	112	0.11%	3.99%
Subtotal (2) (3)	1,668,998	19,404	65.53%	1.16%
Residential real estate	359,514	1,411	14.12%	0.39%
Mortgage warehouse lines	518,333	665	20.35%	0.13%
Gross loans, amortized cost	$2,546,845	$21,480	100.00%	0.84%

	As of March 31, 2025
	Balance	Total Allowance	Percent of Portfolio	Coverage Ratio (1)
Real estate:
Commercial real estate	$1,380,402	$17,143	59.84%	1.24%
Other construction/land	7,633	145	0.33%	1.90%
Farmland	73,206	282	3.17%	0.39%
Total real estate (2)	1,461,241	17,570	63.35%	1.20%
Other Commercial	181,631	7,255	7.87%	3.99%
Consumer loans (including overdrafts)	2,968	140	0.13%	4.72%
Subtotal (2) (3)	1,645,840	24,965	71.35%	1.52%
Residential real estate	377,592	1,746	16.37%	0.46%
Mortgage warehouse lines	283,231	339	12.28%	0.12%
Gross loans, amortized cost	$2,306,663	$27,050	100.00%	1.17%

Sierra Bancorp Financial Results

April 27, 2026

(1)	Coverage ratio equals allowance for credit losses on loans divided by amortized cost.
(2)	Does not include residential real estate.
(3)	Does not include mortgage warehouse lines.

Mortgage warehouse made up 19.4% of the total loan balances and continues to have the lowest reserve rate in the allowance for credit losses at 0.13%. Mortgage warehouse lines historically have incurred nominal losses and, therefore, have a significantly lower reserve than the Bank’s other categories of loans. Further, our residential real estate loans are comprised primarily of jumbo residential loans purchased in 2021 and early 2022 with very strong underwriting. Given the underlying strength of this portfolio, the allowance associated with our residential real estate loans was 0.39% at March 31, 2026. The allowance as a percentage of gross loans, exclusive of mortgage warehouse lines and residential mortgage loans, was 1.18% at March 31, 2026, 1.16% at December 31, 2025, and 1.52% at March 31, 2025. The largest loan segment of commercial real estate continues to maintain a coverage ratio at or above 1.16%.

Management's detailed analysis indicates that the Company's allowance for credit losses on loans should be sufficient to cover life of loan credit losses on loan portfolio balances outstanding as of March 31, 2026, but no assurance can be given that the Company will not experience substantial future losses in excess of the current allowance for credit losses on loans.

About Sierra Bancorp

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 49th year of operations and strives to be the preeminent bank headquartered in the South San Joaquin Valley.

Bank of the Sierra offers a broad range of retail and commercial banking services through its 34 full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through its mortgage warehouse division. In 2025, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, loan portfolio performance, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

April 27, 2026

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

ASSETS	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Cash and due from banks	$156,372	$135,628	$95,501	$130,012	$159,711
Investment securities
Available-for-sale, at fair value	615,401	625,330	596,933	668,834	620,288
Held-to-maturity, amortized cost, net of allowance for credit losses	287,583	290,811	294,511	298,484	302,123
Total investment securities	902,984	916,141	891,444	967,318	922,411
Real estate loans
Residential real estate	349,860	359,514	364,277	371,415	377,592
Commercial real estate	1,381,770	1,390,890	1,404,681	1,392,075	1,380,402
Other construction/land	15,242	14,414	13,420	11,662	7,633
Farmland	66,218	68,307	67,860	67,967	73,206
Total real estate loans	1,813,090	1,833,125	1,850,238	1,843,119	1,838,833
Other commercial	172,653	192,577	185,958	186,620	181,631
Mortgage warehouse lines	478,454	518,333	452,683	401,896	283,231
Consumer loans	2,597	2,810	2,909	2,974	2,968
Gross loans, amortized cost	2,466,794	2,546,845	2,491,788	2,434,609	2,306,663
Allowance for credit losses on loans	(21,250)	(21,480)	(25,180)	(21,680)	(27,050)
Net loans	2,445,544	2,525,365	2,466,608	2,412,929	2,279,613

Bank premises and equipment	14,447	14,974	15,056	15,285	15,338
Other assets	235,115	237,171	240,768	244,758	229,110
Total assets	$3,754,462	$3,829,279	$3,709,377	$3,770,302	$3,606,183

LIABILITIES AND CAPITAL
Noninterest demand deposits	$1,028,678	$995,623	$1,072,927	$1,065,742	$1,037,990
Interest-bearing transaction accounts	604,016	581,746	635,279	603,294	598,924
Savings deposits	364,830	365,064	357,107	352,803	355,325
Money market deposits	153,438	151,760	156,255	148,084	143,522
Customer time deposits	454,459	462,153	476,242	514,596	524,173
Brokered deposits	320,385	320,090	234,950	289,950	189,950
Total deposits	2,925,806	2,876,436	2,932,760	2,974,469	2,849,884

Repurchase agreements	127,811	130,853	125,749	126,509	118,756
Long-term debt	49,506	49,483	49,461	49,438	49,416
Subordinated debentures	36,061	36,017	35,972	35,928	35,883
Other interest-bearing liabilities	185,000	302,700	135,000	154,400	80,000
Total deposits and interest-bearing liabilities	3,324,184	3,395,489	3,278,942	3,340,744	3,133,939

Allowance for credit losses on unfunded loan commitments	660	710	790	810	820
Other liabilities	65,904	68,217	69,562	73,041	119,668
Total capital	363,714	364,863	360,083	355,707	351,756
Total liabilities and capital	$3,754,462	$3,829,279	$3,709,377	$3,770,302	$3,606,183

Sierra Bancorp Financial Results

April 27, 2026

GOODWILL AND INTANGIBLE ASSETS
(Dollars in Thousands, Unaudited)
	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	13	52	132	294	456
Total intangible assets	$27,370	$27,409	$27,489	$27,651	$27,813

CREDIT QUALITY
(Dollars in Thousands, Unaudited)
	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Nonperforming loans	$10,410	$13,231	$14,006	$14,981	$18,201
Foreclosed assets	—	1,565	1,839	—	—
Total nonperforming assets	$10,410	$14,796	$15,845	$14,981	$18,201

Quarterly net charge offs (recoveries)	$307	$2,915	$209	$6,580	$(259)

Past due and still accruing (30-89)	$907	$6,835	$187	$3,033	$3,057
Classified loans	$31,595	$31,433	$32,111	$35,700	$37,265

Nonperforming loans / gross loans, amortized cost	0.42%	0.52%	0.56%	0.62%	0.79%
NPA's / loans plus foreclosed assets	0.42%	0.58%	0.64%	0.62%	0.79%
Allowance for credit losses on loans / gross loans, amortized cost	0.86%	0.84%	1.01%	0.89%	1.17%

SELECT PERIOD-END STATISTICS
(Unaudited)
	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Shareholders' equity / total assets	9.69%	9.53%	9.71%	9.43%	9.75%
Gross loans, amortized cost / deposits	84.31%	88.54%	84.96%	81.85%	80.94%
Noninterest-bearing deposits / total deposits	35.16%	34.61%	36.58%	35.83%	36.42%
Core non-maturity deposits	$2,150,962	$2,094,193	$2,221,568	$2,169,923	$2,135,761
Deferred loan (costs)/fees	$(97)	$(35)	$9	$4	$(99)

Sierra Bancorp Financial Results

April 27, 2026

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	For the three months ended:
	3/31/2026	12/31/2025	3/31/2025
Interest income	$41,196	$43,280	$41,453
Interest expense	10,588	11,328	11,341
Net interest income	30,608	31,952	30,112

Credit loss expense (benefit) - loans	77	(785)	1,961
Credit loss (benefit) expense - unfunded commitments	(50)	(80)	110
Credit loss (benefit) - debt securities held-to-maturity	(1)	-	-
Net interest income after credit loss (benefit)	30,582	32,817	28,041

Service charges and fees on deposit accounts	5,673	5,986	5,581
Net (loss) gain on sale of securities available-for-sale	-	(4)	122
Net gain (loss) on sale of fixed assets	360	(31)	(2)
Increase in cash surrender value of life insurance	419	412	237
(Loss) earning on separate account life insurance	(379)	127	(502)
Other income	1,896	847	1,206
Total noninterest income	7,969	7,337	6,642

Salaries and benefits	12,700	12,681	13,003
Occupancy expense	3,085	3,182	2,978
Other noninterest expenses	6,039	7,155	6,436
Total noninterest expense	21,824	23,018	22,417

Income before taxes	16,727	17,136	12,266
Provision for income taxes	4,207	4,242	3,165
Net income	$12,520	$12,894	$9,101

TAX DATA
Tax-exempt muni income	$1,624	$1,626	$1,576
Interest income - fully tax equivalent	$41,628	$43,712	$41,872

Sierra Bancorp Financial Results

April 27, 2026

PER SHARE DATA
(Unaudited)	For the three months ended:
	3/31/2026	12/31/2025	3/31/2025
Basic earnings per share	$0.96	$0.97	$0.66
Diluted earnings per share	$0.96	$0.97	$0.65
Common dividends	$0.26	$0.25	$0.25

Weighted average shares outstanding	12,988,932	13,251,040	13,820,008
Weighted average diluted shares	13,097,176	13,350,518	13,916,341

Book value per basic share (EOP)	$27.78	$27.49	$25.45
Tangible book value per share (EOP) (1)	$25.69	$25.42	$23.44

Common shares outstanding (EOP)	13,093,184	13,273,788	13,818,770
(1)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

KEY FINANCIAL RATIOS
(Unaudited)	For the three months ended:
	3/31/2026	12/31/2025	3/31/2025
Return on average equity	13.88%	14.09%	10.44%
Return on average assets	1.39%	1.39%	1.02%
Net interest margin (tax-equivalent) (1)	3.75%	3.79%	3.74%
Efficiency ratio (tax-equivalent) (1) (2)	56.45%	57.69%	60.62%
Net charge-offs (recoveries) / average loans (not annualized)	0.01%	0.12%	(0.01)%
(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

April 27, 2026

NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands, Unaudited)	As of:
	3/31/2026	12/31/2025	3/31/2025
Total stockholders' equity	$363,714	$364,863	$351,756
Less: goodwill and other intangible assets	27,370	27,409	27,813
Tangible common equity	$336,344	$337,454	$323,943

Total assets	$3,754,462	$3,829,279	$3,606,183
Less: goodwill and other intangible assets	27,370	27,409	27,813
Tangible assets	$3,727,092	$3,801,870	$3,578,370

Total stockholders' equity (bank only)	$439,623	$442,092	$432,518
Less: goodwill and other intangible assets (bank only)	27,370	27,409	27,813
Tangible common equity (bank only)	$412,253	$414,683	$404,705

Total assets (bank only)	$3,751,904	$3,826,215	$3,603,679
Less: goodwill and other intangible assets (bank only)	27,370	27,409	27,813
Tangible assets (bank only)	$3,724,534	$3,798,806	$3,575,866

Common shares outstanding	13,093,184	13,273,788	13,818,770

Book value per common share (total stockholders' equity / shares outstanding)	$27.78	$27.49	$25.45
Tangible book value per common share (tangible common equity / shares outstanding)	$25.69	$25.42	$23.44
Equity ratio - GAAP (total stockholders' equity / total assets	9.69%	9.53%	9.75%
Tangible common equity ratio (tangible common equity / tangible assets)	9.02%	8.88%	9.05%
Tangible common equity ratio (bank only) (tangible common equity / tangible assets)	11.07%	10.92%	11.32%

	For the three months ended:
Efficiency Ratio:	3/31/2026	12/31/2025	3/31/2025
Noninterest expense	$21,824	$23,018	$22,417
Divided by:
Net interest income	30,608	31,952	30,112
Tax-equivalent interest income adjustments	432	432	419
Net interest income, adjusted	31,040	32,384	30,531
Noninterest income	7,969	7,337	6,642
Less gain (loss) on sale of securities	-	(4)	122
Less (loss) gain on sale of fixed assets	360	(31)	(2)
Tax-equivalent noninterest income adjustments	11	143	(70)
Noninterest income, adjusted	7,620	7,515	6,452
Net interest income plus noninterest income, adjusted	$38,660	$39,899	$36,983
Efficiency Ratio (tax-equivalent)	56.45%	57.69%	60.62%

	For the three months ended:
Pre-tax pre-provision income:	3/31/2026	12/31/2025	3/31/2025
Net income	$12,520	$12,894	$9,101
Add: Provision for income taxes	4,207	4,242	3,165
Add: Provision for credit losses	26	(865)	2,071
Pre-tax pre-provision income	$16,753	$16,271	$14,337

Sierra Bancorp Financial Results

April 27, 2026

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For the three months ended:
Noninterest income:	3/31/2026	12/31/2025	3/31/2025
Service charges and fees on deposit accounts
Interchange income on debit cards	$1,941	$2,031	$1,953
Business analysis fees	1,030	1,202	1,034
Overdraft fee income	1,324	1,376	1,245
Other service charges and fees	1,378	1,377	1,349
Net (loss) gain on sale of securities available-for-sale	—	(4)	122
Gain (loss) on sale of fixed assets	360	(31)	(2)
Increase in cash surrender value of life insurance	419	412	237
(Loss) earning on separate account life insurance	(379)	127	(502)
Other	1,896	847	1,206
Total noninterest income	$7,969	$7,337	$6,642
As a % of average interest-earning assets (1)	0.96%	0.86%	0.81%

Noninterest expense:
Salaries and employee benefits
Salary and incentives	$10,409	$10,481	$10,687
Employee benefits	2,288	2,134	2,300
Deferred compensation	3	66	16
Occupancy costs	3,085	3,182	2,978
Advertising and marketing costs	333	370	348
Data processing costs	1,583	1,545	1,498
Deposit services costs	1,948	2,077	1,991
Loan services costs
Loan processing	113	91	138
Foreclosed assets	17	3	4
Other operating costs	779	951	928
Professional services costs
Legal and accounting services	557	511	651
Director's costs	356	350	310
Deferred directors' fees cost/(benefit)	(572)	99	(444)
Other professional services	698	774	706
Stationery and supply costs	97	98	101
Sundry and tellers	130	286	205
Total noninterest expense	$21,824	$23,018	$22,417
As a % of average interest-earning assets (1)	2.64%	2.70%	2.75%
Efficiency ratio (tax-equivalent) (2)(3)	56.45%	57.69%	60.62%

(1) Annualized

(2) Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.

(3)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

April 27, 2026

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the quarter ended			For the quarter ended			For the quarter ended
	3/31/2026			12/31/2025			3/31/2025
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$ 23,411	$ 211	3.66%	$ 14,990	$ 173	4.58%	$ 54,641	$ 590	4.38%
Taxable	709,417	7,993	4.57%	700,921	8,233	4.66%	735,197	9,138	5.04%
Non-taxable	203,801	1,624	4.09%	202,638	1,626	4.03%	197,558	1,576	4.10%
Total investments	936,629	9,828	4.44%	918,549	10,032	4.52%	987,396	11,304	4.81%

Loans: (3)
Real estate	1,822,696	22,391	4.98%	1,843,428	23,136	4.98%	1,824,428	21,988	4.89%
Agricultural production	62,795	724	4.68%	66,833	822	4.88%	76,316	1,030	5.47%
Commercial	111,734	1,597	5.80%	114,782	1,782	6.16%	103,152	1,515	5.96%
Consumer	2,601	55	8.58%	2,771	74	10.59%	3,286	69	8.52%
Mortgage warehouse lines	414,272	6,589	6.45%	438,892	7,418	6.71%	313,251	5,529	7.16%
Other	2,146	12	2.27%	2,361	17	2.86%	2,361	18	3.09%
Total loans	2,416,244	31,368	5.26%	2,469,067	33,249	5.34%	2,322,794	30,149	5.26%
Total interest-earning assets (4)	3,352,873	41,196	5.04%	3,387,616	43,281	5.12%	3,310,190	41,453	5.13%
Other earning assets	17,069			43,768			17,062
Non-earning assets	283,935			260,567			273,926
Total assets	$ 3,653,877			$ 3,691,951			$ 3,601,178

Liabilities and shareholders' equity
Interest-bearing deposits:
Demand deposits	$ 224,131	$ 1,104	2.00%	$ 234,450	$ 1,282	2.17%	$ 207,774	$ 1,292	2.52%
NOW	356,648	75	0.09%	362,791	93	0.10%	378,338	119	0.13%
Savings accounts	363,512	105	0.12%	358,492	108	0.12%	352,645	90	0.10%
Money market	154,469	616	1.62%	162,715	725	1.77%	145,092	571	1.60%
Time deposits	459,482	3,203	2.83%	470,338	3,546	2.99%	531,299	4,412	3.37%
Brokered Deposits	319,199	3,219	4.09%	218,985	2,439	4.42%	244,561	2,888	4.79%
Total interest bearing deposits	1,877,441	8,322	1.80%	1,807,771	8,193	1.80%	1,859,709	9,372	2.04%
Borrowed funds:
Federal funds purchased	42,782	395	3.74%	114,139	1,142	3.97%	183	2	4.43%
Repurchase agreements	128,430	63	0.20%	121,857	46	0.15%	112,361	69	0.25%
Short term borrowings	3,988	38	3.86%	8,802	94	4.24%	4,043	45	4.51%
Long term FHLB Advances	77,778	749	3.91%	80,000	788	3.91%	80,000	771	3.91%
Long term debt	49,492	431	3.53%	49,469	429	3.44%	49,402	430	3.53%
Subordinated debentures	36,034	590	6.64%	35,989	637	7.02%	35,855	652	7.37%
Total borrowed funds	338,504	2,266	2.71%	410,256	3,136	3.03%	281,844	1,969	2.83%
Total interest-bearing liabilities	2,215,945	10,588	1.94%	2,218,027	11,329	2.03%	2,141,553	11,341	2.15%
Demand deposits - noninterest bearing	1,005,769			1,032,617			1,003,322
Other liabilities	66,346			78,323			102,806
Shareholders' equity	365,817			362,984			353,497
Total liabilities and shareholders' equity	$ 3,653,877			$ 3,691,951			$ 3,601,178

Interest income/interest earning assets			5.04%			5.12%			5.13%
Interest expense/interest earning assets			1.28%			1.33%			1.39%
Net interest income and margin (5)		$ 30,608	3.75%		$ 31,952	3.79%		$ 30,112	3.74%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective federal tax rate.
(3)	Loans are gross of the allowance for expected credit losses. Loan fees have been included in the calculation of interest income. Net loan (costs) fees and loan acquisition FMV amortization were ($0.3) million and ($0.3) million for the quarters ended March 31, 2026 and 2025, respectively, and $(0.3) million for the quarter ended December 31, 2025.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

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